Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

VINEYARD NATIONAL BANCORP, VINEYARD BANK AND

NORMAN ANTONIO MORALES

Adopted and Approved on September 29, 2006
Effective date: October 1, 2006

  WHEREAS, an Employment Agreement (referred to as “Employment Agreement”), was made effective on October 1, 2003 between Vineyard Bank, a national banking association(referred to as “Bank”), Vineyard National Bancorp, a California corporation (referred to as “Bancorp”), and Norman Antonio Morales (referred to as “Morales”); and

WHEREAS, the term of said Employment Agreement has automatically extended to December 31, 2007, 2008 and 2009, because the Boards of Directors of the Bank and Bancorp did not elect not to renew the term by giving written notice to Morales by September 1, 2004, 2005 and 2006, respectively; and

WHEREAS, the parties wish to amend the Employment Agreement;

NOW, THEREFORE, the parties hereby amend the Employment Agreement as follows:

1.	Paragraph 5 shall be amended in its entirety, to read as follows:

5. Salary. Effective January 1, 2006, Morales shall receive a base salary of four hundred seventy-five thousand dollars ($475,000.00) per year, payable in equal monthly installments during the term of his employment. This shall remain as Morales’ base salary until it is increased in the sole discretion of the Boards of Directors of the Bank and Bancorp, which shall review said salary at the end of every calendar year and render a decision by January 31 of the following calendar year whether to increase said salary. These Boards may not, however, decrease said salary, other than as part of an across-the-board salary decrease that affects substantially all the executives and/or employees of the Bank and Bancorp. The Bank and Bancorp shall allocate Morales’ annual salary expense between them, in their sole discretion.

2.	Paragraph 6 shall be amended in its entirety, to read as follows:

6. Incentive Bonus. For calendar years 2007 and 2008, the Bancorp shall determine an incentive bonus to Morales, on the terms described hereinafter.

The computation of this incentive bonus shall be based on Morales’ accrued base salary for the applicable calendar year, subject to a maximum of one hundred twenty percent (120%) of said accrued base salary. Any incentive bonus payable shall be paid to Morales no later than fifteen (15) days after the Bancorp’s receipt of the audited financial statements for the year in question but within the time period to be deductible in the prior year. This incentive bonus shall be based on measurements of the Bancorp’s performance for the calendar year in question, with such measurements of the Bancorp’s annual performance for the two years mentioned to be as follows: the Return on Common Equity shall be the return on average common equity for the year, and the EPS Growth shall be the earnings per share on a fully diluted basis, in accordance with the schedule below:

Return on Common Equity	Bonus as % of Accrued Salary	EPS Growth	Bonus as % of Accrued Salary
12%	0.0%	10%	0%
13%	7.5%	11%	6%
14%	15.0%	12%	12%
15%	22.5%	13%	18%
16%	30.0%	14%	24%
17%	37.5%	15%	30%
18%	45.0%	16%	36%
19%	52.5%	17%	42%
20%	60.0%	18%	48%
		19%	54%
		20%	60%

The Boards shall interpolate between the minimum and maximum percentages shown hereinabove.

3. Paragraph 10 shall be amended in its entirety, to read as follows:

10.  Stock Options. Effective two (2) days after the next public release of Bancorp earnings which occurs on or after the date of execution of this agreement and on the tenth (10th) day after the release of the Bancorp’s audited financial statements for 2006, 2007 and for 2008 so long as Morales is employed by the Bank on said day, the Boards shall grant Morales incentive stock options to buy fifty thousand (50,000) shares of common stock of the Bancorp, with the purchase price of each such share being one hundred percent (100%) of the fair market value (“FMV”) of a share of Bancorp common stock on the date of the option grant (unless otherwise determined by the Bancorp, FMV shall be the closing price of a share of stock on the date of option grant), with the term of each such option being four (4) years from the date of option grant, and with said options not becoming vested until the third (3rd) anniversary of the date of option grant, and then being one hundred percent (100%) vested. Except as provided hereinabove or hereinafter, the terms and conditions of the 2006 Stock Option Plan of Vineyard National Bancorp shall apply to such option grants for all conditions and events.

4. Paragraph 13 shall be amended only to increase the automobile allowance to fifteen hundred dollars ($1,500) per month.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement.

VINEYARD BANK, a national banking association

Dated: September 29, 2006        Dated: September 29, 2006

By: ______/s/ Frank S. Alvarez  ______  __/s/ Norman A. Morales__________
FRANK S. ALVAREZ   NORMAN ANTONIO MORALES
Chairman of the Board
1260 Corona Pointe Court
c/o Corporate Services
Corona, California 92879

Dated: September 29, 2006

By: __/s/ Charles L. Keagle__________
CHARLES L. KEAGLE
Vice Chairman

VINEYARD NATIONAL BANCORP, a California corporation

Dated: September 29, 2006   Dated: September 29, 2006

By: _____/s/ Frank S. Alvarez  ___   ___/s/ Charles L. Keagle_______
FRANK S. ALVAREZ   CHARLES L. KEAGLE
Chairman of the Board   Vice Chairman

Morales Executive Compensation Agreement
Addenda Schedule - 2006 Base Salary and Incentive Schedule
Amendment dated September 29, 2006

Base Salary:  $ 475,000

Return on Average
Bancorp Equity	Incentive Payout %	Incentive Payout
0 -11%	0%	$-
12.0 -12.9%	14%	$66,500
13.0 -13.9%	20%	$95,000
14.0 -14.9%	25%	$118,750
15.0 -15.9%	30%	$142,500
16.0 -16.9%	40%	$190,000
17.0 -17.9%	50%	$237,500
18.0 -18.9%	65%	$308,750
19.0 -19.9%	80%	$380,000
20.0 -20.9%	95%	$451,250
21.0 +	100%	$475,000